                                                                    EXHIBIT 99.7



                          MANAGEMENT SERVICES AGREEMENT
                                       FOR

                            CERTAIN KARRINGTON HOMES

                                 JANUARY 1, 1999







OWNER:  KARRINGTON HEALTH, INC.

MANAGER:  SUNRISE ASSISTED LIVING MANAGEMENT, INC.

                                      INDEX

SECTION:              CAPTION:                                                                         PAGE:
-------               -------                                                                          ----
ARTICLE I             DEFINITIONS.................................................................       1

ARTICLE II            APPOINTMENT OF MANAGER AND PRIMARY GOAL OF
                      AGREEMENT...................................................................       3

Section 2.01          Appointment of Manager......................................................       4

Section 2.02          Goals.......................................................................       4

ARTICLE III           MANAGEMENT FEES.............................................................       4

Section 3.01          Management Services Fees....................................................       4

ARTICLE IV            DUTIES AND RIGHTS OF MANAGER................................................       4

Section 4.01          Authority of Manager; Right of Possession...................................       4

Section 4.02          Marketing Services..........................................................       5

Section 4.03          Management Services.........................................................       5

Section 4.04          Manager's Home Office Employees.............................................       6

Section 4.05          Personnel Administration....................................................       6

Section 4.06          Purchasing..................................................................       6

Section 4.07          Leases......................................................................       7

ARTICLE V             REVENUE AND EXPENSES, CREDITS AND COLLECTIONS, AND
                      DEPOSITORIES FOR FUNDS......................................................       7

Section 5.01          Revenue and Expenses........................................................       7

Section 5.03          Credits and Collections.....................................................       7

Section 5.04          Depositories for Funds......................................................       7

ARTICLE VI            FINANCIAL RECORDS...........................................................       7

Section 6.01          Accounting and Financial Records............................................       7

Section 6.02          Access......................................................................       7

ARTICLE VII           APPROVED BUDGET.............................................................       8

ARTICLE VIII          INTENTIONALLY LEFT BLANK

ARTICLE IX            INTENTIONALLY LEFT BLANK

ARTICLE X             INTENTIONALLY LEFT BLANK

ARTICLE XI            INSURANCE.......................................................................     8

ARTICLE XII           TERMINATION OF AGREEMENT........................................................     8

Section 12.01         Termination.....................................................................     8

ARTICLE XIII          DEFAULTS........................................................................     9

Section 13.01         Default of Manager..............................................................     9

Section 13.02         Default by Owner................................................................     9

Section 13.03         Remedies of Owner...............................................................     9

Section 13.04         Remedies of Manager.............................................................     9

Section 13.05         No Waiver of Default............................................................     10

ARTICLE XIV           LEGAL ACTIONS, GOVERNING LAW, LIABILITY OF MANAGER
                      AND INDEMNITY ..................................................................     10

Section 14.01         Legal Actions...................................................................     10

Section 14.02         Legal Fees and Costs............................................................     10

Section 14.03         Choice of Law and Venue.........................................................     10

Section 14.04         Liability of Manager............................................................     11

Section 14.05         Indemnity.......................................................................     11

ARTICLE XV            REGULATORY AND CONTRACTUAL REQUIREMENTS.........................................     12

Section 15.01         Regulatory and Contractual Requirements.........................................     12

Section 15.02         Equal Employment Opportunity....................................................     12

Section 15.03         Equal Housing Opportunity.......................................................     13

ARTICLE XVI           PROPRIETARY MARKS; INTELLECTUAL PROPERTY........................................     13

Section 16.01         Proprietary Marks...............................................................     13

Section 16.02         Ownership of Proprietary Marks..................................................     13

Section 16.03         Intellectual Property...........................................................     13

                                       ii
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
Section 16.04         Breach of Covenant...............................................................     13

ARTICLE XVII          MISCELLANEOUS PROVISIONS.........................................................     13

Section 17.01         Additional Assurances............................................................     13

Section 17.02         Consents, Approval and Discretion................................................     13

Section 17.03         No Brokerage.....................................................................     14

Section 17.04         Notices..........................................................................     14

Section 17.05         Severability.....................................................................     14

Section 17.06         Gender and Number................................................................     15

Section 17.07         Division and Headings............................................................     15

Section 17.08         Confidentiality of Information...................................................     15

Section 17.09         Right to Perform.................................................................     15

Section 17.10         Assignment by Manager............................................................     15

Section 17.11         Entire Agreement/Amendment.......................................................     15

                                      iii
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                                LIST OF EXHIBITS

Exhibit A     Description of Real Property

Exhibit B     Approved Budget






                                       iv
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                          MANAGEMENT SERVICES AGREEMENT

       THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made as of this 1st day of January, 1999, between SUNRISE ASSISTED LIVING MANAGEMENT, INC., a Virginia corporation ("Manager"), and KARRINGTON HEALTH, INC., an Ohio corporation ("Owner").

       WHEREAS, Owner is the owner of certain real property on which are being constructed the assisted living facilities described in Exhibit A, attached hereto and made a part hereof (collectively, the "Facilities"); and

       WHEREAS, Owner and Sunrise Assisted Living, Inc., the parent of Manager, in anticipation of their pending merger, have determined it is in their mutual best interest to prepare for the management transition that will occur as a result of the merger, particularly in the areas of marketing and operations, by entering into this Agreement; and

       WHEREAS, Owner wishes to engage Manager to manage the Facilities and Manager desires to perform such management duties as described herein with regard to the Facilities.

       NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       The following terms shall have the following meanings when used in the
Agreement:

       1.01 Affiliate. The term "Affiliate" shall mean any one or more individuals or entities which control, are controlled by, or are under common control with the Manager.

       1.02 Agreement. The terms "Agreement" and this "Agreement" shall mean this Management Services Agreement between Owner and Manager, and any amendments thereto as may be from time to time agreed to in writing by the parties.

       1.03 Approved Budget. The term "Approved Budget" shall mean the budget approved for the operation of the Facilities as set forth in Section 7.01 hereof.

       1.04 Commencement of Management Services. The term "Commencement of Management Services" shall mean that date when Owner requests such services to begin which in no event shall be later than January 1, 1999.



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

       1.05 Facilities. The term "Facilities" shall mean the assisted living facilities described in Exhibit A which are the subject of this Agreement.

       1.06 Facility Expenses. The term "Facility Expenses" shall mean those costs and expenses directly related to the operating costs of the Facilities, which expenses and payment of expenses shall be administered by the Owner from the Facilities' income derived as further set forth herein. Facility Expenses shall not include debt service and property taxes.

       1.07 GAAP. The term "GAAP" shall mean generally accepted accounting principles, consistently applied.

       1.08 Intellectual Property. The term "Intellectual Property" shall mean
(i) all computer software developed and owned by Manager or an Affiliate of Manager; and (ii) all manuals, forms, instructions, policies, procedures and directives issued by Manager to the employees at the Facility regarding the procedures and techniques to be used in operation of the Facility.

       1.09 Legal Requirements. The term "Legal Requirements" shall mean any law, code, rule, ordinance, regulation or order of any governmental authority having jurisdiction over the business or operation of the Facilities or the matters which are the subject of this Agreement, including any resident care or health care, building, zoning or use laws, ordinances regulations or orders, environmental protection laws and fire department rules.

       1.10 Management Services. The term "Management Services" shall mean the services described in this Agreement, all as are authorized and approved by Owner.

       1.11 Mortgage. The term "Mortgage" shall mean any mortgage or deed of trust recorded against the Facilities as security for a secured loan.

       1.12 Proprietary Marks. The term "Proprietary Marks" shall mean all of Manager's trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices, service marks and distinctive designs of buildings and signs, or combinations thereof, which may be used to identify the Facility. The term "Proprietary Marks" shall also include all of Manager's trade names, trademarks, symbols, logos, designs, etc., which are used in connection with the operation of the Facility during the Term. The term "Proprietary Marks" shall include all present and future Proprietary Marks, whether they are now or hereafter owned by Manager or any of its Affiliates, and whether or not they are registered under the laws of the United States or any other country.

       1.13 Revenues. The term "Revenues" shall mean all monies received by Owner from residents of the Facilities for occupancy fees and health care fees, including any community fees, with the exception of any pass-through fees and any escrow monies held for the residents by the Owner. Any community fees or deposits which are refunded to a resident shall be credited against revenues during the month in which such refunds are made. It shall also mean proceeds from rental interruption insurance actually received and all applicable miscellaneous revenues, such as that from vending machines.

       1.14 State. The term "State" shall mean the States in which the Facilities are located, as applicable, and any regulatory agencies within such States with overview authority or other authority over the Facilities, unless otherwise specifically indicated.

       1.15 Term. The "Term" of this Agreement shall be the period beginning when this Agreement is executed and ending one year after the date of this Agreement.

       1.16 Renewal. This Agreement shall automatically renew for one (1) year periods unless either party shall give the other party written notice of termination within sixty (60) days prior to the expiration of the initial Term or any renewal terms.

                                   ARTICLE II
              APPOINTMENT OF MANAGER AND PRIMARY GOAL OF AGREEMENT

       2.01 Appointment of Manager. Owner hereby appoints Manager and Manager hereby accepts appointment, subject to the terms and conditions of this Agreement, as the sole and exclusive Manager of the Facilities for the daily operation and management of the Facilities. Except as otherwise provided herein, Manager shall have responsibility and complete and full control and discretion in the operation, direction, management and supervision of the Facility, subject only to the limitations expressed herein, in accordance with the methods and standards of operation that Manager has heretofore managed the Facility; provided, however, that Manager shall use its best efforts to take into account the methods and standards of operation that have heretofore been used by Owner in its other assisted living facilities and which Owner may have previously begun to implement in the Facilities. Manager accepts said appointment and agrees to manage the Facilities during the Term of this Agreement in accordance with the terms and conditions hereinafter set forth.

       2.02 Goals. It is the joint goal of Owner and Manager to:

       a. Establish and maintain programs to promote the most effective utilization of the Facilities' services;

       b. Provide quality services to residents of the Facilities (the "Residents") in a manner consistent with the form of resident agreement to be used at the Facilities and the Approved Budget (as hereinafter defined);

       c.   Maintain a public image of excellence for the Facilities;

       d.   Maintain quality staffing of the Facilities;



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       e.   Manage the Facilities on a sound financial basis;

       f.   Maintain a sound financial accounting system for the Facilities;

       g. Maintain adequate internal fiscal controls through proper budgeting, accounting procedures, and timely financial reporting;

       h. Prevent loss of revenues from the Facilities and establish sound cash flow through sound billing and collection procedures and methods; and

       i. Take such other steps as are necessary to provide high quality care to the Residents.

                                   ARTICLE III
                                 MANAGEMENT FEES

       3.01 Management Services Fees.

            a. Pre-Opening Services Fee. Commencing as of the later to occur of the date of this Agreement or the month which is eight (8) months prior to the projected Opening Date of the respective Facility, Owner shall pay to Manager a fee (the "Pre-Opening Services Fee") in the amount of Fourteen Thousand Dollars ($14,000.00) per month per applicable Facility as compensation for Manager performing the Pre-Opening Services. The Pre-Opening Services Fee shall be paid in full currently each month, but shall not in any event exceed the aggregate sum of One Hundred Forty Thousand Dollars ($140,000.00) per Facility.

            b. Management Fee. Upon opening of each Facility and as compensation for the services to be rendered by Manager in accordance with the terms of this Agreement, Owner shall pay to Manager on a monthly basis a management fee (the "Management Fee") equal to seven percent (7%) of the Revenues of such open Facility or such other amount as may be agreed to in writing by the parties from time to time. Manager shall also receive from Owner an additional monthly incidental expenses reimbursement which will pay for out of pocket expenses, including travel by visiting Home Office Employees, associated with running the Facilities.

            The Management Fee will cover the cost of Manager's supervision and general overall management of the Facilities, including Manager's overhead costs and its Home Office Employees' salaries and fringe benefits, and such services to be provided in accordance with this Agreement.



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

                                   ARTICLE IV
                          DUTIES AND RIGHTS OF MANAGER

       4.01 Authority of Manager; Right of Possession. Facility management shall be under the exclusive supervision and control of Manager, who, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Facilities. Manager shall have discretion and control over all matters relating to management and operation of the Facilities, including, without limitation, the following: fees and charges for providing accommodations, food services, care services, and related services to residents and their guests; supervision of resident care; credit policies; food and beverage services; environmental services; procurement of inventories, supplies and services; promotion and publicity; employment policies; and, generally, all activities necessary for the operation and management of the Facilities. Owner shall remain responsible for the receipt, holding and disbursement of funds and the maintenance of bank accounts pursuant to Article V hereinbelow.

       4.02 Marketing Services. Manager shall provide the following services (the "Marketing Services"):

       a. Prepare marketing plan and marketing strategy for the Facilities, and a budget (the "Marketing Budget") for such plan and strategy.

       b.   Direct the marketing efforts for the Facilities.

       c. Plan and implement community outreach, public relations and special events programs.

       4.03 Management Services. Manager shall use its best efforts to implement all aspects of the operation of the Facilities in accordance with the terms of this Agreement, and shall have responsibility and commensurate authority for all such activities. In addition to any other duties set forth in this Agreement, Manager shall:

       a. Enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance and service of the Facility (including but not limited to food procurement, trash removal, pest control and elevator maintenance). Manager shall obtain the written consent of Owner before entering into any contract, lease or agreement in excess of Fifty Thousand Dollars ($50,000.00) or one (1) year in duration, except those specifically set forth in the Approved Budget.

       b. Purchase such inventories, provisions, food, supplies and other expendable items as are necessary to maintain the Facilities in a proper manner.



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       c.   Recruit, hire and train all new employees to be employed at the
            Facilities.

       d. Provide care to Residents of the Facilities as provided for in the resident agreement agreed to by Owner and Manager.

       e. Set all resident fees and consult with Owner regarding the best professional efforts to collect such fees.

       f.   Oversee all day-to-day operations.

       4.04 Manager's Home Office Employees. As part of the provision of the services provided by Manager, Manager shall from time to time make its employees who are not working directly at the Facilities (the "Home Office Employees") available to Owner for consultation and advice related to the Facilities. Home Office Employees include Manager's home office staff and staff at other facilities managed by Manager and its Affiliates with experience in areas such as accounting, budgeting, finance, human resources, construction, development, marketing, food service and purchasing. Owner may reasonably request such services, but the decision to provide Home Office Employees shall be at the sole discretion of Manager. The services of Home Office Employees shall be provided at no additional charge to Owner. Owner will reimburse Manager for all reasonable travel and related expenses of Home Office Employees visiting the Facilities or traveling elsewhere on behalf of the Facilities.

       4.05 Personnel Administration. As soon as reasonably possible after the date of this Agreement , the current personnel at the Facilities shall be transitioned from being employees of Owner to being employees of Manager (i.e., terminated by Owner and immediately rehired by Manager). All new Facility employees shall be employees of Manager, and the salaries, costs and benefits of all Facility employees will be the responsibility of Manager and would be Facility Expenses. Manager shall invoice Owner on a monthly basis for the salaries, costs and benefits of the Facility employees. Manager shall be responsible for recruiting, hiring, training, promoting, assigning, supervising and discharging the personnel of the Facilities, as well as the formulation, implementation, modification and administration of wage scales, rates of compensation, employee insurance, employee taxes, and personnel policies with respect to the personnel of the Facilities.

       4.06 Purchasing. Manager shall use, on behalf of the Facilities, such purchasing systems and procedures developed by or otherwise available to Manager for all items that are consistent with the Approved Budget. In furtherance thereof, Manager shall utilize, to the extent that they offer competitive prices, any national purchasing contracts that Manager may from time to time have in effect with suppliers of equipment and supplies. Manager shall not enter into any purchase or service contract not generally contained within the Approved Budget, without the prior consent of Owner. Any

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purchase by Manager made pursuant to or otherwise ancillary to this Agreement shall be made with Manager acting as agent for and at the expense of the Facilities or Owner. Owner acknowledges that the Manager is not a merchant and thus is not making any representations or warranties with respect to the goods or services purchased by the Manager for use at the Facilities, implied or otherwise. Manager shall fully disclose to Owner any material interest of Manager and/or Affiliate in any vendor and Manager shall establish to Owner's reasonable satisfaction that the purchase or contract was made after a competitive selection process and at a fair market price.

       4.07 Leases. Manager shall submit any forms of resident agreements, leases or other occupancy agreements used in the leasing of the Facility for Owner's approval before they are used by Manager. Manager shall act as agent for Owner in executing resident agreements, leases and occupancy agreements, but Manager shall not enter into such agreement or lease for a duration of more than one year without the prior consent of Owner.

                                    ARTICLE V
               REVENUE AND EXPENSES, CREDITS AND COLLECTIONS, AND
                             DEPOSITORIES FOR FUNDS

       5.01 Revenue and Expenses. Until April 1, 1999 or such other date as agreed to by Owner and Manager, Owner shall be responsible for collecting all Revenues and for paying Facility Expenses as agreed in the Approved Budget. All fees due to Manager under this Agreement and any incidental expense reimbursement will be deducted from the Revenues as Facility Expenses.

       5.02 Credits and Collections. Manager shall assist Owner with its credit and collection policies and procedures, including instituting reasonable steps necessary to effectuate monthly billing by the Facilities, and the collection of accounts and monies owed to the Facilities.

       5.03 Depositories for Funds. Owner shall maintain accounts and investments in banks, savings and loan associations, and/or other financial institutions in Owner's name. Owner shall maintain such balances therein as Owner shall deem appropriate, taking into account the cash flow operating needs of the Facilities and the disbursement from such accounts of such amounts of Facilities' funds as Owner shall from time to time reasonably determine to be appropriate, as well as remaining in accordance with the Approved Budget and taking into account Owner's desire to maintain as much of its funds in interest-bearing accounts as is reasonably feasible. It is expressly understood that it is Owner's responsibility to provide the funds needed to manage the Facilities in a manner designed to meet the mutual goals of Owner and Manager set forth in Section 2.02 above.

                                   ARTICLE VI
                                FINANCIAL RECORDS

       6.01 Accounting and Financial Records. Until April 1, 1999 or such other date as agreed to by Owner and Manager, Owner shall, at its own expense, establish and administer accounting procedures, controls and systems for the development, preparation and safekeeping of records and books of account relating to the business and financial affairs of the Facilities, including payroll, accounts receivable and accounts payable.

       6.02 Access. Manager shall have the right at all reasonable times during the usual business hours of the Facilities to audit, examine, and make copies of books of account maintained by Owner with respect to the Facilities. Such right may be exercised through any agent or employee designated by Manager or by an independent public accountant designated by Manager.

                                   ARTICLE VII
                                 APPROVED BUDGET

       7.01 Manager shall prepare in advance and deliver to Owner for Owner's approval, a capital expenditure and operations budget for the Facilities' fiscal year (in which each proposed expenditure will be designated either as required or desirable) and set forth an estimate of operating revenues and expenses, together with an explanation of anticipated changes to resident charges, payroll rates and positions, non-wage cost increases, and all other factors differing from the current fiscal year. The budget, as proposed, shall be considered by Owner and, in consultation between Owner and Manager, the budget for the ensuing fiscal year will be prepared by the Manager with the final contents of the budget to be determined mutually by Manager and Owner (the "Approved Budget"). If there is a delay in the finalization of a new budget, or if Owner shall fail to approve the newly proposed budget, Manager shall continue to provide Management Services under the expired Approved Budget until a new budget is approved, or until the termination notice given above becomes effective.

                                  ARTICLE VIII
                            Intentionally Left Blank

                                   ARTICLE IX
                            Intentionally Left Blank

                                    ARTICLE X
                            Intentionally Left Blank

                                   ARTICLE XI
                                    INSURANCE

       11.01 Manager shall obtain and carry professional liability insurance in its name for its operation of the Facilities. Owner shall maintain its current policies of insurance for the Facilities. Owner shall consult with Manager prior to renewing any of its current policies of insurance or securing new insurance coverage.

                                   ARTICLE XII
                            TERMINATION OF AGREEMENT

       12.01 Termination. This Agreement shall automatically terminate at the end of the Term, unless renewed, as provided in Section 1.16 hereof. Manager may terminate, subject to the provisions of Section 13.04 and the notice and cure provisions set forth in Section 13.02, if Owner defaults under any material provision of this Agreement, subject to the notice and cure provisions set forth in Section 13.02. Owner may sooner terminate this Agreement if Manager defaults under any material provision of this Agreement, subject to the notice and cure provisions set forth in Section 13.01. Owner may terminate this Agreement as the result of the institution of bankruptcy proceedings against Manager. Either party may terminate this Agreement without notice in the event the pending merger between Owner and Sunrise Assisted Living, Inc. is not consummated by April 1, 1999. Such termination must be elected no later than May 1, 1999.

       If any of these events occur, Manager shall be compensated for its services only through the date of termination.

                                  ARTICLE XIII
                                    DEFAULTS

       13.01 Default by Manager. Manager shall be deemed to be in default under this Agreement in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue (i) for a period of ten (10) days after Manager receives written notice from Owner specifying the default in case of monetary defaults or (ii) for a period of thirty (30) days after Manager receives written notice from Owner in the case of non-monetary defaults; provided, however, that if such non-monetary default cannot be cured within such thirty (30) day period, then Manager shall be entitled to such additional time as shall be reasonable, provided Manager is capable of curing same, has proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion.

       13.02 Default by Owner. Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner and such default shall continue (i) for a period of ten (10) days after written notice thereof by Manager to Owner in case of monetary defaults or (ii) for a period of thirty (30) days after written notice thereof by Manager to Owner in the case of non-monetary time defaults; provided, however, if such default cannot be cured within such thirty (30) day period, then Owner shall be entitled to such additional time as shall be reasonable, provided that Owner is capable of curing same, has proceeding to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion.

       13.03 Remedies of Owner. Upon the occurrence of an event of default by Manager as specified in Section 13.01 of this Agreement and expiration of any applicable cure period provided by this Agreement, Owner shall be entitled to terminate this Agreement, to remove Manager from the day-to-day management of the Facilities and replace Manager with a substitute Manager and otherwise to exercise all of its rights at law or in equity.

       13.04 Remedies of Manager. Upon the occurrence of an event of default by Owner as specified in Section 13.02 of this Agreement and the expiration of any applicable cure period provided by this Agreement, Manager shall be entitled to terminate this Agreement and to exercise all of its rights at law or in equity.

       13.05 No Waiver of Default. The failure of Owner or Manager to seek remedy for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by Owner or Manager which would have originally constituted a violation of this Agreement by Owner or Manager, from having all the force and effect of an original violation. Owner or Manager may waive any breach or threatened breach by Owner or Manager or any term or condition herein contained. The failure by Owner or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that Owner or Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by Owner or Manager, shall be deemed to be in exclusion of any right or remedy of Owner or Manager.

                                   ARTICLE XIV
                          LEGAL ACTIONS, GOVERNING LAW,
                       LIABILITY OF MANAGER AND INDEMNITY

       14.01 Legal Actions. Legal counsel for Manager and Owner shall cooperate in the defense or prosecution of any action affecting the Facilities. Manager shall not institute any legal action affecting the Facilities without Owner's consent. Owner shall immediately forward all legal notices to Manager which relate to the Facilities. Manager shall advise and assist Owner in instituting or defending, as the case may be, in the name of the Facility, Owner and/or Manager, but in any event as a Facility Expense, all actions arising out of the operation of the Facilities and not attributable to the gross negligence or willful misconduct of Manager, and any and all legal actions or proceedings to collect charges, third party payments, rents, or other incomes for Manager, Owner or the

Facilities, or to lawfully evict or dispossess residents of the Facilities, or to lawfully cancel, modify, or terminate any lease, license, or concession agreement in the event of breach or default thereof, or to defend any action brought against Owner. Manager shall assist Owner to take the acts necessary to protest or litigate to a final decision in any appropriate court or forum, as a Facility Expense, any violation, order, rule, or regulation affecting the Facilities.

       14.02 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement against the other party to this Agreement, the prevailing party shall be entitled to recover such legal expenses, including without limitation, reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

       14.03 Choice of Law and Venue. Whereas Manager's principal place of business is in the Commonwealth of Virginia, and the Facilities are located in various states, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of Virginia, which shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding between the parties that may be brought, or arise out of, or in connection with, or by reason of this Agreement.

       14.04 Liability of Manager.

       a. Standard of Care. Manager agrees to use its best efforts to exercise, with respect to all services provided by Manager under or pursuant to this Agreement, a high and qualified standard of care, skill, and diligence such as is at least comparable to that at other assisted living facilities owned by other parties and managed by Manager and Affiliates, and as is reasonably necessary for the maintenance of any license or permit required for the Facilities.

       b. Other Persons. Manager shall not be responsible for the acts or omissions of any of Owner's other contractors or any subcontractor, or any employees of Owner, or any persons representing Owner performing any services for or in connection with the Facilities, or any Managers or other persons engaged by Owner with respect thereto, unless and only to the extent Manager is supervising, or should be supervising the same, and Manager shall be responsible only for the performance of Manager's obligations hereunder in accordance with the terms hereof.

       c. Non-Recourse. In the event that Manager makes any claim against the Facilities and Owner, Manager's recourse shall be


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

             limited to the provisions of this Agreement. Manager shall have no recourse to directors, officers, employees, and shareholders of the Owner.

       d. Notwithstanding any other provisions of this Agreement, the maximum liability of Manager to Owner for any breach of this Agreement or for any claims arising hereunder shall be limited to the amount of insurance carried by Manager pursuant to Article XIX hereinabove and the amount of the Management Fee paid as of the date of such breach or claim.

       14.05 Indemnity. Manager will defend, indemnify and hold Owner harmless from and against any claims, losses, expenses, costs, suits, actions, proceedings, demands or liabilities that are asserted against, or sustained or incurred by Owner because of Manager's breach of this Agreement or because of legal actions or regulatory violations arising from Manager's gross negligence, fraud, or willful misconduct. Further, Manager will defend, at its own expense, any actions brought directly against Manager as a result of gross negligence in managing and/or operating the Facilities. The scope of the foregoing indemnities includes any and all costs and expenses properly incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both, provided, however, that Manager's liability under that indemnity shall be limited as set forth in Section 14.04 (d). Owner will defend, indemnify, and hold Manager harmless, from and against any and all claims, expenses, losses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by Manager in the proper performance of Manager's duties under this Agreement or otherwise within the scope of the agency established by the parties to this Agreement. Recovery upon an indemnity contained in this Agreement is shall be reduced dollar-for-dollar by any applicable insurance collected by either Owner or Manager.

                                   ARTICLE XV
                     REGULATORY AND CONTRACTUAL REQUIREMENTS

       15.01 Regulatory and Contractual Requirements. Manager shall use its best efforts to cause all things to be done in and about the Facilities reasonably necessary to comply with the requirements of any applicable constitution, statute, ordinance, law, rule, regulation, or order of any governmental or quasi-governmental regulatory body or agency, or board of fire underwriters respecting the use of the Facilities or the construction, maintenance, or operation thereof. Manager shall use its best efforts to assist Owner in obtaining and maintaining all Federal, State and county permits and licenses needed for the operation of licensed assisted living facilities providing personal care services. Owner agrees upon request by Manager to sign promptly and without charge applications for licenses, permits or other instruments necessary for operation of the Facilities and to provide such information and perform such acts relative to the ownership of the Facilities as are required by law, regulation or governmental practice in order for obtaining and/or



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

maintaining any license, permit, instrument, certificate, certification or approval with respect to the proper operation of the Facilities.

       The parties understand and agree that certain deficiencies or situations of non-compliance with various Legal Requirements (such as building codes, OSHA, ADA, health care regulations and the like) are likely to occur from time to time in the normal course of business operations. Such occurrences will not constitute a breach or default of Manager hereunder, provided that, (i) they are not materially beyond the general experience of similar Facilities operations located in the State in terms of scope, seriousness, or frequency, and (ii) Manager takes all reasonable actions in a timely manner to cure such deficiencies or situations of non-compliance. The costs (including any fines for non-compliance) of curing such deficiencies or circumstances of non-compliance shall constitute Operating Expenses unless incurred by reason of Manager's willful failure, gross negligence or default hereunder.

       15.02 Equal Employment Opportunity. Without limitation of any provision set forth herein, Owner and Manager expressly agree to abide by any and all applicable Federal and/or State equal employment opportunity statutes, rules and regulations, including, without limitation, Title II of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standard Act, the Rehabilitation Act of 1983, and the Occupational Safety and Health Act of 1970, all as may be from time to time modified or amended.

       15.03 Equal Housing Opportunity. Without limitation of any provision set forth herein, Owner and Manager expressly agree to abide by any and all applicable Federal and/or State equal housing opportunity statutes, rules and regulations, all as may be from time to time modified or amended.

                                   ARTICLE XVI
                    PROPRIETARY MARKS; INTELLECTUAL PROPERTY

       16.01 Proprietary Marks. During the Term of this Agreement, the Facility, upon agreement between Owner and Manager, may be known as a Sunrise Facility, with such additional identification as may be necessary and agreed to by Owner and Manager to provide local identification.

       16.02 Ownership of Proprietary Marks. The Proprietary Marks shall in all events remain the exclusive property of Manager, and nothing contained herein shall confer on Owner the right to use the Proprietary Marks. Upon termination, any use of or right to use the Proprietary Marks by Owner shall cease forthwith and Owner shall promptly remove from the Facility any signs or similar items that contain the Proprietary Marks. If Owner has not removed such signs or similar items promptly upon termination, Manager shall have the right to remain at the Facility as long as is necessary for Owner to do so. The right to use such Proprietary Marks belongs exclusively to Manager, and the


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

use thereof inures to the benefit of Manager whether or not the same are registered and regardless of the source of the same.

       16.03 Intellectual Property. All Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates. During the Term of this Agreement, Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential. Upon termination, all Intellectual Property shall be removed from the Facility by Manager, without compensation to Owner.

       16.04 Breach of Covenant. Manager and/or its Affiliates shall be entitled, in case of any breach of the covenants of Article XVI by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law. Article XVI shall survive termination.

                                  ARTICLE XVII
                            MISCELLANEOUS PROVISIONS

       17.01 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the party requested shall execute such additional instruments and take such additional acts as the requesting party may deem necessary to effectuate this Agreement.

       17.02 Consents, Approval and Discretion. Except as expressly provided herein to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised, in good faith.

       17.03 No Brokerage. Each party represents to the other that it has not engaged a broker in connection with this transaction, and agrees to defend, indemnify, and hold the other party harmless from any claim made by a broker through the indemnifying party.

       17.04 Notices. All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be sent by hand, by overnight courier, or by registered or certified mail, postage prepaid, to the parties at the following addresses:

          Owner:      Karrington Health, Inc.
                      919 Old Henderson  Rd.
                      Columbus, Ohio  43220
                      Attn: Pete A. Klisares, President


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

              Copy to:      Stephen Lewis, Esquire
                            Karrington Health, Inc.
                            919 Old Henderson  Rd.
                            Columbus, Ohio  43220

              Manager: Sunrise Assisted Living Management, Inc. 9401 Lee Highway, Suite 300
                            Fairfax, Virginia 22031
                            Attn: Ms. Tiffany Tomasso

              Copy to:      Thomas B. Newell, Esquire
                            Sunrise Assisted Living, Inc.
                            9401 Lee Highway, Suite 300
                            Fairfax, Virginia 22031

or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices shall be effective upon receipt. Refusal to accept delivery shall constitute receipt.

       17.05 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

       17.06 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

       17.07 Division and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect whatsoever in construing the provisions of this Agreement.

       17.08 Confidentiality of Information. Manager and Owner agree to keep confidential and not to use or to disclose to others, except as expressly consented to in writing by the other party or required by law, any and all of their respective secrets or confidential technology, proprietary information, customer lists, or trade secrets, or any matter or items ascertained through their association with each other. Manager and Owner further agree that should Manager leave the active service of Owner, Manager will return to Owner any Facility information of any kind pertaining to Residents of the Facilities, business, sales, financial condition or products and Owner will return to Manager any and all of Manager's confidential information obtained by Owner. All



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

funds related to and accounts opened on behalf of the Facilities also will be returned to Owner.

       17.09 Right to Perform. In the event that Owner or Manager shall fail to perform any duty or fulfill any obligation hereunder to the material detriment of the other, Owner or Manager, in addition to any rights or remedies available to it under law, shall have the right, but not the obligation to perform any such duty or fulfill any such obligation, but in no way obligating the party beyond any termination period allowable hereunder.

       17.10 Assignment by Manager. Manager shall have the right to assign this Agreement to an affiliate or subsidiary of Manager.

       17.11 Entire Agreement/Amendment. With respect to the subject matter hereof, this Agreement supersedes all previous contracts and constitutes the entire Agreement between the parties, and no party shall be entitled to benefits other than those specified herein. As between the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements not expressly incorporated herein, whether written or verbal, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by both parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.





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

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized offices, all as of the day and year first above written.

WITNESS/ATTEST:                      OWNER:

                                     Karrington Health, Inc.

/s/ Amy S.Maxwell                    By: /s/ Pete A. Klisares
-----------------                       ---------------------------------------
                                     Name: Pete A. Klisares
                                          -------------------------------------
                                     Title: President
                                           ------------------------------------


WITNESS/ATTEST:                      MANAGER:

                                     Sunrise Assisted Living Management, Inc., a Virginia corporation

/s/ Susan L. Timoner                 By:  /s/ Tiffany Tomasso
--------------------                    ---------------------------------------
                                     Name: Tiffany Tomasso
                                          -------------------------------------
                                     Title: Executive VP of Operations
                                           ------------------------------------





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

                                    EXHIBIT A
                                       TO
                          MANAGEMENT SERVICES AGREEMENT


                           Farmington Hills, Michigan
                                Edina, Minnesota
                            Eastover, North Carolina
                                 Hamilton, Ohio
                                  Tiffin, Ohio








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